SEC 1845 Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


                                              -------------------------------
                                              /        OMB APPROVAL         /
                                              -------------------------------
                                              / OMB Number:       3235-0145 /
                                              / Expires:   October 31, 2002 /
                                              / Estimated average burden    /
                                              / hours per response ... 14.90/
                                              -------------------------------





                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                         Highlands Insurance Group, Inc.
                      ------------------------------------
                                (Name of Issuer)

                                     Common
                      ------------------------------------
                         (Title of Class of Securities)

                                    431032101
                                  ------------
                                 (CUSIP Number)


                                 31 December 2002
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x]   Rule 13d-1(b)
[ ]   Rule 13d-1(c)
[ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information require in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                               ---------------------
  CUSIP NO.    431032101                13G                  PAGE 2 OF 5 PAGES
----------------------------                               ---------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Option Opportunities Co.      FEIN:  36-3095741

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          -0-
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                            -0-

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                         BD

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.    431032101             13G                 PAGE 3 OF 5 PAGES



ITEM 1.

     (a)  Name of Issuer
                Highlands Insurance Group, Inc.

     (b)  Address of Issuer's Principal Executive Offices
                1000 Lenox Drive
                Lawrenceville, NJ  08648

ITEM 2.

     (a)  Name of Person Filing
                Option Opportunities Co.

     (b)  Address of Principal Business Office or, if none, Residence
                339 Sheridan Road
                Winnetka, IL 60093

     (c)  Citizenship
               U.S.A

     (d)  Title of Class of Securities
               Common

     (e)  CUSIP Number 431032101

Item 3.
         If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          (a) [x] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b)  [ ] Bank as  defined  in  section  3(a)(6)  of the Act (15 U.S.C.
                   78c).

          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) [ ] Investment company registered under section 89 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e)  [ ] An   investment   advisor  in   accordance   with   Section
                   240.13d-1(b)(1) (ii)(E).

          (f)  [ ] An employee benefit plan or endowment fund in accordance with
                   Section 240.13d-1(b)(1)(ii)(F).

          (g)  [ ] A parent holding company or control person in accordance with
                   Section 13d-1(b)(1)(ii)(G).

          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

          (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

          (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP

     (a)  Amount Beneficially Owned
              -0-

     (b)  Percent of Class
              -0-

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote   -0-

         (ii)  Shared power to vote or to direct the vote

         (iii) Sole power to dispose or to direct the disposition of  -0-

         (iv)  Shared power to dispose or to direct the disposition of

CUSIP NO.    431032101                13G                   PAGE 4 OF 5 PAGES


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

          Instruction: Dissolution of a group requires a response to this item.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

          N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          If a group has filed this schedule pursuant to Section 240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Section 240.13d-1(c) or 240.13d-1(d), attach an exhibit stating the identity of each member of the group.

          N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See
          Item 5.

          N/A

CUSIP NO.    431032101                13G                   PAGE 5 OF 5 PAGES

ITEM 10.  CERTIFICATION.

          (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issue of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose of effect.

          (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                Date:      13 February 2003

                                                Option Opportunities Co.


                                                By: /s/ David F. Dury, President
                                                    --------------------------
                                                    Signature


                                                David F. Dury, President
                                                ------------------------------
                                                Name / Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general paper of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).